ALTEON INC.

                  AMENDED 1995 STOCK OPTION PLAN


     1. Purposes of Plan. The purposes of this Stock Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees and Consultants of the Company and its Subsidiaries and to promote the success of the Company's business. Options granted under the Plan may be Incentive Stock Options or Non-Qualified Stock Options, as determined by the Administrator at the time of grant of an Option.

     2. Certain Definitions. As used herein, the following definitions shall apply:

          2.1.  "Administrator" means the Board or a Committee.

          2.2. "Board" means the Board of Directors of the Company.

          2.3. "Code" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

          2.4. "Committee" means a Committee appointed by the Board in accordance with Section 4.1 of the Plan.

          2.5.  "Common Stock" means the Common Stock of the
Company.

          2.6.  "Company" means Alteon Inc., a Delaware
corporation.

          2.7. "Consultant" means any person, including an advisor, who is engaged by the Company or any Subsidiary to render services and is compensated for such services. The payment of a director's fee by the Company shall not render a director a Consultant within the meaning of this section.

          2.8. "Date of Grant" means the date on which an Option is granted under the Plan pursuant to Section 12 of the Plan.

          2.9. "Employee" means any person, including officers and directors, employed by the Company or any Subsidiary of the Company. The payment of a director's fee by the Company shall not be sufficient to constitute employment by the Company.

          2.10. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          2.11. "Fair Market Value" means, as of any date, the value of the Common Stock determined as follows:

                (a)  If the Common Stock is listed on any
established stock exchange or a national market system including without limitation the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") System, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange for the last market trading day prior to such date as reported in the Wall Street Journal or such other source as the Administrator deems reliable;

                (b) If the Common Stock is quoted on the NASDAQ System (but not on the National Market System thereof) or regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high and low asked prices for the Common Stock as quoted on such System or by such dealer for the last market trading day prior to such date; or

                (c) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

          2.12. "Incentive Stock Option" means an Option which qualifies as an incentive stock option within the meaning of
Section 422 of the Code.

          2.13. "Non-Compensated Directors" means directors of the Company who are not Consultants who render services more than one
(1) day per week or full-time Employees.

          2.14. "Non-Qualified Stock Option" means an Option which does not qualify as an Incentive Stock Option.

          2.15. "Option" means a stock option granted pursuant to the Plan.

          2.16. "Option Agreement" means the agreement which must be entered into between the Optionee and the Company upon the grant of an Option by the Company to the Optionee as approved by the Administrator pursuant to Section 15 of the Plan.

          2.17. "Optionee" means a person who receives an Option.

          2.18. "Parent" means a "parent corporation", whether now

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or hereafter existing, as defined in Section 424(e) of the Code.

          2.19. "Plan" means this 1995 Stock Option Plan.

          2.20. "Share" means a share of the Common Stock, as adjusted in accordance with Section 11 of the Plan.

          2.21. "Subsidiary" means a "subsidiary corporation", whether now or hereafter existing, as defined in Section 424(f) of the Code.

     3.   Stock Subject to the Plan.  Subject to the provisions of
Section 11 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is 4,000,000 Shares and the maximum number of Shares which may be covered by Options granted to any employee in any calendar year may not exceed 500,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock. If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan.

     4.   Administration of the Plan.

          4.1.  Procedure.

                (a) Administration With Respect to Directors and Officers. With respect to grants of Options to Employees and Consultants who are also officers or directors of the Company, the Plan shall be administered, and grants of Options shall be approved, by (i) the Board or (ii) a Committee designated by the Board to administer the Plan, which Committee shall be constituted in such a manner as (A) to permit transactions under the Plan to qualify for exemption from the provisions of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder ("Rule 16b-3") and (B) to satisfy all legal requirements relating to administration of stock option plans and the Code (the "Applicable Laws"). Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies, however caused, and remove all members of the Committee and thereafter directly administer the Plan.

                (b) Administration With Respect to Consultants and Employees Who Are Not Directors or Officers. With respect to grants of Options to Employees or Consultants who are neither directors nor officers of the Company, the Plan shall be administered by (i) the Board or (ii) a Committee designated by the Board, which Committee shall be constituted in such a manner as to

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satisfy the Applicable Laws.  Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies, however caused, and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by the Applicable Laws.

                (c)  Formula Awards to Non-Compensated Directors.

                     (i) On the date of a Non-Compensated
Director's election or reelection to the Board at an annual meeting of shareholders of the Company and on each of the dates of the Company's two annual meetings of shareholders following the date of such election, (provided that on such date the Non-Compensated Director is serving as a director of the Company), such Non-Compensated Director shall be granted a Non-Qualified Stock Option to purchase 20,000 Shares. Each such Option shall vest and become exercisable on the date of the Company's first annual meeting of shareholders following the date of its grant, provided that on such date the Non-Compensated Director is serving as a director of the Company.

                     (ii) If a Non-Compensated Director is elected or appointed to the Board other than at an annual meeting of shareholders, on the date of his election he shall be granted a Non-Qualified Stock Option to purchase the number of Shares determined by multiplying 1,667 by the number of whole or partial months from the date of his election or appointment to the Company's next annual meeting of shareholders. For purposes of the preceding sentence, a month shall mean a period of 30 consecutive days. In addition, on the dates of each of the Company's annual meetings of shareholders which occur during the term to which he was so elected or appointed (provided that on such date he is serving as a director of the Company), such Non-Compensated Director shall be granted a Non-Qualified Stock Option to purchase 20,000 Shares. Each Option granted pursuant to this subsection 4.1(c)(ii) shall vest and become exercisable on the date of the Company's first annual meeting of shareholders following the date of its grant, provided that on such date the Non-Compensated Director is serving as a director of the Company.

                     (iii) Each Non-Compensated Director who held such office on January 1, 1999 shall be granted a Non-Qualified Stock Option to purchase 3,667 Shares. Each Non-Compensated Director who held such office on January 1, 1999 and whose term continues beyond the date of the Company's first annual meeting of shareholders following January 1, 1999 shall be granted a Non-Qualified Stock Option to purchase 8,800 Shares on the date of the Company's first annual meeting of shareholders following January 1, 1999 (provided that on such date the Non-Compensated Director is

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serving as a director of the Company). Each Non-Compensated
Director who held such office on January 1, 1999 and whose term continues beyond the date of the Company's second annual meeting of shareholders following January 1, 1999 shall be granted a Non-Qualified Stock Option to purchase 8,800 Shares on the date of the Company's second annual meeting of shareholders following January 1, 1999 (provided that on such date the Non-Compensated Director is serving as a director of the Company). Each Option granted pursuant to this subsection 4.1(c)(iii) shall vest and become exercisable on the date of the Company's first annual meeting of shareholders following the date of its grant, provided that on such date the Non-Compensated Director is serving as a director of the Company.

                    (iv) Options granted pursuant to this Section 4.1(c) shall have a per share exercise price equal to the Fair Market Value per share on the Date of Grant and shall expire ten years from the Date of Grant. Once an Option granted pursuant to this Section, or any portion thereof, has become exercisable, it shall remain exercisable regardless of whether or not the Non-Compensated Director holding the Option later ceases to be a director of the Company.

                    (v) If the granting of any option on the dates provided in this Section 4.1(c) would cause the number of Shares as to which options have been granted pursuant to the Plan to exceed the number set forth in Section 3 of the Plan, the grant of such option shall be deferred to the first date on which an option may be granted without exceeding the limitation set forth in Section 3 and such date shall be the Date of Grant of the option.

               (d) Multiple Administrative Bodies. The Plan may be administered by different bodies with respect to directors, non-director officers, and Employees and Consultants who are neither directors nor officers.

          4.2. Powers of the Administrator. Subject to the provisions of the Plan and in the case of a Committee, the specific duties delegated by the Board to such Committee, the Administrator, acting in its sole discretion, shall have the power and authority to supervise the administration of the Plan and to take all action necessary or desirable in order to carry out the provisions of the Plan including, without limitation, the power and authority:

               (a) to select the Consultants and Employees to whom Options may from time to time be granted hereunder;

               (b) to determine whether and to what extent Options are granted hereunder;

               (c)  to determine the number of shares of Common
Stock to be covered by each such Option granted hereunder;

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               (d)  to approve forms of agreement for use under the
Plan;

               (e) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Option granted hereunder (including, but not limited to, the exercise price, the vesting schedule, and any restrictions or limitations regarding any Option and/or the Shares relating thereto) based in each case on such factors as the Administrator shall determine, in its sole discretion;

               (f) to make changes to any outstanding Option, including, without limitation, to reduce the exercise price, to accelerate the vesting schedule, or to extend the expiration date, provided that no such change shall impair the rights of any Optionee under any grant previously made without such Optionee's consent;

               (g) to determine whether and when an Optionee has ceased to have an employment or consulting relationship with the Company;

               (h) to buy out for a payment in cash or Shares, an Option previously granted, based on such terms and conditions as the Administrator shall establish and the Optionee shall accept.

          4.3. Effect of Committee's Decision. The Administrator shall have the power and authority to establish, amend, and revoke rules and regulations for administration of the Plan. All decisions, determinations and interpretations of the Administrator shall be final and binding on all holders of Options.

     5. Eligibility. Non-Qualified Stock Options may be granted to Non-Compensated Directors (but only pursuant to Section 4.1(c)), Employees, and Consultants. Incentive Stock Options may be granted only to Employees. An individual who has been granted an Option may, if otherwise eligible, be granted an additional Option or Options.

     6. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the shareholders of the Company as described in Section 18 of the Plan. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 13 of the Plan.

     7.   Exercise Period of Option.

          7.1. Term. Each Option shall vest and become exercisable as provided in the Option Agreement. The term of each Option shall be the term stated in the Option Agreement; provided, however, that in no case shall the term shall be more than ten (10) years from the Date of Grant. However, in the case of an Incentive Stock

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Option granted to an Optionee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Option shall be no more than five
(5) years from the Date of Grant.

          7.2. Termination of Employment. If an Optionee ceases to be an Employee of the Company for any reason, except death or disability within the meaning of Section 422(c) of the Code, an Incentive Stock Option, to the extent unexercised and exercisable by the Optionee on the date on which the Optionee ceased to be an Employee, may be exercised by the Optionee within three (3) months after the date on which the Optionee's employment terminated, but in any event no later than the date of expiration of the Option term. If the Optionee's employment is terminated because of the death or disability of the Optionee within the meaning of Section 422(c) of the Code, an Incentive Stock Option, to the extent unexercised and exercisable by the Optionee on the date on which the Optionee ceased to be an Employee, may be exercised by the Optionee (or the Optionee's legal representative) at any time prior to the expiration of twelve (12) months from the date the Optionee's employment terminated, but in any event no later than the date of expiration of the Option term. An Optionee's employment shall be deemed to have terminated on account of death if the Optionee dies within three (3) months after the Optionee's termination of employment.

     8.   Option Exercise Price and Consideration.

          8.1. Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option (other than Options granted pursuant to Section 4.1(c)) shall be such price as is determined by the Administrator, provided that in the case of an Incentive Stock Option (a) granted to an Employee who, at the time of the grant of such Incentive Stock Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the Date of Grant and (b) granted to any other Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the Date of Grant.

          8.2. Consideration.      The consideration to be paid for
the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator and may consist entirely of (i) cash, (ii) check, (iii) promissory note,
(iv) other Shares which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, (v) authorization from the Company to retain from the total number of Shares as to which the Option is exercised that number of Shares having a Fair Market Value on the date of exercise equal to the exercise price for the

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total number of Shares as to which the Option is exercised, (vi)
delivery of a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the exercise price, (vii) any combination of the foregoing methods of payment, or (viii) such other consideration and method of payment for the issuance of Shares to the extent permitted under the Applicable Laws.

     9.   Exercise of Option.

          9.1. Procedure for Exercise. An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option Agreement by the person entitled to exercise the Option and full consideration for the Shares with respect to which the Option is exercised has been received by the Company. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued. An Option may not be exercised for a fraction of a Share.

          9.2. Limitations on Exercise.

               (a) Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of the National Association of Securities Dealers or any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

               (b) The Administrator may specify a reasonable minimum number of shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent the Optionee from exercising that full number of Shares as to which the Option is then exercisable.

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          9.3. Withholding Obligations.  Prior to issuance of the
Shares upon exercise of an Option, the Optionee shall pay or make adequate provision for any federal or state withholding obligations of the Company, if applicable, in a form and manner satisfactory to the Administrator.

     10. Transferability of Options. Except as otherwise provided in this Section 10, Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution and during the lifetime of the Optionee shall be exercisable only by the Optionee. If the Administrator so determines, Non-Qualified Stock Options may be transferable to (a) the Optionee's spouse, parents, siblings, children or grandchildren (including stepparents, stepsiblings, stepchildren, and stepgrandchildren), (b) trusts for the benefit of the Optionee and/or such family members, and (c) partnerships whose only partners are the Optionee and/or such family members, provided that (i) no consideration is paid for such transfer, (ii) the terms and conditions of the Option which are applicable to the Optionee prior to the transfer of the Option shall continue to apply to the transferee; and (iii) the Option Agreement pertaining to each transferable option shall set forth the applicable transfer restrictions.

     11. Adjustments. Unless the terms of an Option Agreement provide otherwise:

          11.1. Change in Capitalization. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Option, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per share of Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

                               -9-

          11.2. Merger without Change of Control. After a merger of one or more corporations or other entities with or into the Company or after a consolidation of the Company and one or more corporations or other entities in which the shareholders of the Company immediately prior to such merger or consolidation own after such merger or consolidation shares representing at least fifty percent (50%) of the voting power of the Company or the surviving or resulting corporation or other entity, as the case may be, each holder of an outstanding Option shall, at no additional cost, be entitled upon exercise of such Option to receive in lieu of the shares of Common Stock as to which such Option was exercisable immediately prior to such event, the number and class of shares of stock or other securities, cash or property (including, without limitation, shares of stock or other securities of another corporation or Common Stock) to which such holder would have been entitled pursuant to the terms of the agreement of merger or consolidation if, immediately prior to such merger or consolidation, such holder had been the holder of record of a number of shares of Common Stock equal to the number of shares for which such Option shall be so exercised.

          11.3. Sale or Merger with Change of Control. If the Company is merged with or into or consolidated with another corporation or other entity under circumstances where the shareholders of the Company immediately prior to such merger or consolidation do not own after such merger or consolidation shares representing at least fifty percent of the voting power of the Company or the surviving or resulting corporation or other entity, as the case may be, or if one hundred percent of the then outstanding voting shares of the Company are sold or otherwise transferred, or if the Company is liquidated, or sells or otherwise disposes of substantially all of its assets to another corporation or other entity while unexercised Options remain outstanding under the Plan, (a) subject to the provisions of clause (c) below, after the effective date of such merger, consolidation, liquidation, sale or disposition, as the case may be, each holder of an outstanding Option shall be entitled, upon exercise of such Option, to receive, in lieu of the shares of Common Stock as to which Option was exercisable immediately prior to such event, the number and class of shares of stock or other securities, cash or property (including, without limitation, shares of stock or other securities of another corporation or common stock) to which such holder would have been entitled pursuant to the terms of the merger, consolidation, liquidation, sale or disposition if, immediately prior to such event, such holder had been the holder of a number of shares of Common Stock equal to the number of shares as to which such Option shall be so exercised; (b) the Administrator may accelerate the time for exercise of some or all unexercised and unexpired options so that from and after a date prior to the effective date of such merger, consolidation, liquidation, sale or disposition, as the case may be, specified by the Administrator such accelerated options shall be exercisable in full; or (c) all

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outstanding Options may be canceled by the Administrator as of the effective date of any such merger, consolidation, liquidation, sale or disposition provided that (i) notice of such cancellation shall be given to each holder of an Option and (ii) each holder of an Option shall have the right to exercise such Option to the extent that the same is then exercisable or, if the Administrator shall have accelerated the time for exercise of all unexercised and unexpired Options, in full during the 10-day period preceding the effective date of such merger, consolidation, liquidation, sale or disposition.

          11.4. Miscellaneous. Adjustments under this Section 11 shall be determined by the Administrator, and such determinations shall be conclusive. No fractional shares of Common Stock shall be issued under the Plan on account of any adjustment specified above.

     12. Time of Granting Options. The Date of Grant of an Option shall, for all purposes, be the date on which the Administrator makes the determination granting such Option, or such other date as is determined by the Administrator. Notice of the determination shall be given to each Employee or Consultant to whom an Option is granted within a reasonable time after the date of such grant.

     13.  Amendment and Termination of the Plan.

          13.1. Amendment and Termination. The Board may at any time amend, alter, suspend or discontinue the Plan, but no amendment, alteration, suspension or discontinuation shall be made which would impair the rights of any Optionee under any grant theretofore made without the Optionee's consent. In addition, to the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act or with Section 422 of the Code (or any other applicable law or regulation, including the requirements of the National Association of Securities Dealers or an established stock exchange), the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required.

          13.2. Effect of Amendment or Termination. Any such amendment or termination of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if the Plan had not been amended or terminated unless mutually agreed otherwise between the Optionee and the Board, which agreement must be in writing and signed by the Optionee and the Company.

     14. Reservation of Shares. The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by

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the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

     15. Agreements. Options shall be evidenced by written agreements in such form as the Administrator shall approve from time to time. Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Non-Qualified Stock Option as the Administrator shall determine. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of the Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Non-Qualified Stock Options.
For purposes of the preceding sentence, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

     16.  No Additional Rights.    The Plan shall not confer upon
any Optionee any right with respect to continuation of an employment or consulting relationship with the Company, nor shall it interfere in any way with his right or the Company's right to terminate his employment or consulting relationship at any time, with or without cause.

     17.  Rule 16b-3.  Grants of Options to persons subject to
Section 16(b) of the Exchange Act must qualify for exemption from
Section 16(b) of the Exchange Act pursuant to Rule 16b-3. Options granted to such persons shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

     18. Shareholder Approval. Continuance of the Plan shall be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted. Such shareholder approval shall be obtained in the degree and manner required under applicable state and federal law.



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